Filed Pursuant to Rule 424(b)(3) Prospectus Supplement No. 3
Registration No. 333-236468 (To Prospectus Dated April 23, 2020)

PAE INCORPORATED
82,707,532 Shares of Class A Common Stock
(Consisting of 19,999,999 Shares Offered by PAE Incorporated and
62,707,533 Shares Offered by the Selling Holders)
6,666,666 Warrants to Purchase Class A Common Stock

This prospectus supplement (this “Supplement”) supplements the prospectus, dated April 23, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-236468) (the “Registration Statement”). The Prospectus and this Supplement relate to the issuance by us of up to: (i) 6,666,666 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 6,666,666 warrants issued in a private placement in connection with our initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Private Placement Warrants”), and (ii) 13,333,333 shares of our Class A Common Stock issuable upon the exercise of 13,333,333 warrants issued in connection with our initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). The Prospectus and this Supplement also relate to the resale from time to time by the selling holders (the “Selling Holders”) named in the Prospectus of up to 6,666,666 Private Placement Warrants and 62,707,533 shares of our Class A Common Stock.
This Supplement is being filed to update the table in the Prospectus in the section entitled “Selling Holders” to reflect certain transfers of our Class A Common Stock that had been beneficially owned by one of the Selling Holders.
The Prospectus provides you with a general description of the securities covered by the Prospectus and this Supplement and the general manner in which we and the Selling Holders may offer or sell such securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a subsequent prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Such subsequent prospectus supplement may also add, update or change information contained in the Prospectus or this Supplement.
We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders or of shares of Class A Common Stock by us pursuant to the Prospectus and this Supplement, except with respect to amounts received by us upon exercise of the Warrants. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus and this Supplement.
Our registration of the securities covered by the Prospectus and this Supplement does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by the Prospectus and this Supplement in a number of different ways and at varying prices. We provide more information in the Prospectus in the section entitled “Plan of Distribution.”

You should read the Prospectus, this Supplement and any subsequent prospectus supplement or amendment carefully before you invest in our securities. This Supplement should be read in conjunction with the Prospectus. This Supplement updates, amends, and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.
Our Class A Common Stock and Warrants are traded on the Nasdaq Stock Market under the symbols “PAE” and “PAEWW,” respectively. On August 11, 2020, the last reported sales price of the Class A Common Stock was $8.45 per share and the last reported sales price of the Warrants was $2.13 per warrant.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and any risks and uncertainties described under similar headings in this Supplement and any amendments or supplements to the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 12, 2020.

SELLING HOLDERS
The information in the table appearing under the heading “Selling Holders” beginning on page 124 of the Prospectus is updated by revising the beneficial ownership of Gores Sponsor III LLC and certain other Selling Holders and adding certain other Selling Holders listed in the table below. After the Registration Statement became effective and the Prospectus was filed with the SEC, Gores Sponsor III LLC distributed an aggregate of 6,003,426 shares of Class A Common Stock to certain of its members. As a result, the shares of our Class A Common Stock, which were previously reflected as held by Gores Sponsor III LLC, are now held by the Selling Holders listed and in the amounts set forth below. Other than as indicated below, the information under the heading “Selling Holders” in the Prospectus is unchanged.

We have based percentage ownership in the table below on 92,040,654 shares of Class A Common Stock outstanding as of August 11, 2020. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants.

Shares of Class A Common Stock

Name of Selling Stockholder	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
	Shares	Percent	Shares	Percent	Shares	Percent
AEG Holdings, LLC(1)	10,945,376	11.9%	10,945,376	11.9%	—	—
Gores Sponsor III LLC(5)	—	*	—	*	—	—
NBI Irrevocable Trust No 5, Linda Trumbull Trustee(17)	1,069,566	1.2%	1,069,566	1.2%
Mark Stone(24)	1,061,750	1.2%	1,061,750	1.2%	—	—
Catherine Babon(30)	130,892	*	130,892	*	—	—
Jennifer K. Chou(31)	76,317	*	76,317	*	—	—
Edward A. Johnson(32)	837,985	*	837,985	*	—	—
Andrew McBride(33)	87,261	*	87,261	*	—	—
Michael E. Johnson 2016 Trust (34)	51,938	*	51, 938	*	—	—
Patrick A. Johnson 2016 Trust (35)	51,938	*	51,938	*	—	—
John Janitz	86,563	*	86,563	*	—	—
Amanda Calender	8,656	*	8,656	*	—	—
John P. Danner	67,332	*	67,332	*	—	—
Andrew Freedman(36)	106,286	*	106,286	*	—	—
Dominick Schiano	86,563	*	86,563	*	—	—
Joseph Skarzenksi	51,434	*	51,434	*	—	—
Barrett Sprowl	105,080	*	105,080	*	—	—
Eric R. Hattler(37)	67,332	*	67,332	*	—	—
Joubran N. Awad	9,320	*	9,320	*	—	—
Shawne Schorvitz	14,333	*	14,333	*	—	—
Christopher Webb	10,000	*	10,000	*	—	—

*	Represents beneficial ownership of less than 1%.
(1)	Includes 5,020,639 shares of Class A Common Stock issuable upon exercise of 5,020,639 of our Private Placement Warrants. The address for AEG Holdings, LLC is 6260 Lookout Road, Boulder, CO 80301.
(5)	The business address of Gores Sponsor III LLC is 9800 Wilshire Blvd., Beverly Hills, California 90212.
(17)	The address for NBI Irrevocable Trust No 5 is 6260 Lookout Road, Boulder, CO 80301.
(24)	Includes (i) 201,349 shares of our Class A Common Stock issuable upon exercise of 201,349 of our Private Placement Warrants held directly by Mr. Stone and (ii) 168,148 shares of our Class A Common Stock held by The Mark Ronald Stone Trust (the “Stone Trust”). Mark Stone is the trustee of the Stone Trust and is therefore deemed to hold voting and dispositive powers over the securities held by the Stone Trust. The address for the Stone Trust is 8520 Calera Drive, Austin, TX 78735.
(30)	Includes 30,202 shares of our Class A Common Stock issuable upon exercise of 30,202 of our Private Placement Warrants.
(31)	Includes 10,067 shares of our Class A Common Stock issuable upon exercise of 10,067 of our Private Placement Warrants.
(32)	Includes 201,349 shares of our Class A Common Stock issuable upon exercise of 201,349 of our Private Placement Warrants.
(33)	Includes 20,135 shares of our Class A Common Stock issuable upon exercise of 20,135 of our Private Placement Warrants.
(34)	Mary A. Johnson is trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. The beneficiary of the trust is the son of Edward A. Johnson, an employee of The Gores Group and/or certain of its affiliates. Please see note 32 above. The address for the Michael E. Johnson 2016 Trust is 3130 N. Harwood, Unit 1901, Dallas, TX 75201.
(35)	Mary A. Johnson is trustee of the trust and, accordingly, may be deemed to have beneficial ownership of the shares of our Class A Common Stock owned thereby. The beneficiary of the trust is the son of Edward A. Johnson, an employee of The Gores Group and/or certain of its affiliates. Please see note 32 above. The address for the Patrick A. Johnson 2016 Trust is 3130 N. Harwood, Unit 1901, Dallas, TX 75201.
(36)
Includes 54,348 shares of our Class A Common Stock held by the Andrew and Laura Freedman Trust (“Freedman”). Andrew Freedman and Laura Freedman serve as co-trustees of Freedman and are therefore deemed to hold voting and dispositive powers over the securities held by Freedman. The address for Freedman is 3960 Prado Del Trigo, Calabasas, CA 91302.

(37)	Includes 54,348 shares of our Class A Common Stock held by the Hattler Family Trust (“Hattler”). Eric R. Hattler and Carol C. Hattler serve as co-trustees of Hattler and are therefore deemed to hold voting and dispositive powers over the securities held by Hattler. The address for Hattler is 9800 Wilshire Blvd, Beverly Hills, CA 90212.